As filed with the Securities and Exchange Commission on June 27, 1997
                                                         Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                -----------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933
                                -----------------

                            DATA GENERAL CORPORATION

          (Exact name of registrant as specified in its charter)
                  Delaware                                   04-2436397
         (State or other jurisdiction of                  (I.R.S. Employer
         incorporation or organization)                  Identification No.)

                               4400 Computer Drive
                          Westboro, Massachusetts 01580
                                 (508) 898-5000



    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Ronald L. Skates
                            Data General Corporation
                               4400 Computer Drive
                          Westboro, Massachusetts 01580
                                 (508) 898-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------
                                    Copy to:

                              Carl E. Kaplan, Esq.
                           Fulbright & Jaworski L.L.P.
                                666 Fifth Avenue
                            New York, New York 10103
                                 (212) 318-3000
                               fax (212) 752-5958
                                 ---------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]





--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of each   Amount to be   Proposed Maximum   Proposed Maximum   Amount of
  class of      registered      Offering Price      Aggregate      Registration
securities to                     Per Unit          Offering          Fee (1)
be registered                                         Price
--------------------------------------------------------------------------------
6% Convertible  $212,750,000        100%           $212,750,000      $64,470
Subordinated
   Notes
--------------------------------------------------------------------------------
Common Stock,
par value        8,122,089(2)       N/A                 N/A             N/A
$.01 per share
================================================================================

(1) Pursuant to Rule 457(i) there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
(2) Plus such additional indeterminate number of shares as may become issuable upon conversion of the Notes being registered hereunder by means of adjustment of the conversion price.
                  ----------------------------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




                   SUBJECT TO COMPLETION, DATED JUNE 27, 1997

                            DATA GENERAL CORPORATION

   $212,750,000 Principal Amount of 6% Convertible Subordinated Notes due 2004

                    (Interest Payable May 15 and November 15)

                        8,122,089 Shares of Common Stock



             This Prospectus relates to (i) $212,750,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2004 (the "Notes") of Data General Corporation, a Delaware corporation ("Data General" or the "Company"), and (ii) 8,122,089 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated and Dillon, Read & Co. Inc. (the "Initial Purchasers") in May 1997 in connection with a private offering. See "Description of the Notes."

             The Notes are convertible into Common Stock of the Company at any time after 90 days following the original issuance thereof and prior to maturity, unless previously redeemed, at a conversion price of $26.194 per share, subject to adjustment in certain events. The reported last sale price of the Common Stock on the New York Stock Exchange on June 26, 1997, was $25.875 per share. The Common Stock is traded under the symbol "DGN."

             The Notes are not redeemable by the Company prior to May 18, 2000. Subject to the foregoing, the Notes will be redeemable on at least 30 days' prior notice at the option of the Company, in whole or in part, at any time, at the redemption prices set forth in this Prospectus, in each case together with accrued interest. The Notes may also be redeemed at the option of the holder if there is a Fundamental Change (as defined herein) at declining redemption prices, subject to adjustment in certain events as defined herein, together with accrued interest. See "Description of Notes -- Optional Redemption by the Company" and "Description of Notes -- Redemption at Option of the Holder."

             The Notes are unsecured obligations of the Company, are subordinated to the extent provided in the Indenture (as defined herein) to the payment in full of all Senior Indebtedness (as defined herein) and are pari passu in right of payment with the Company's 7 3/4% Convertible Subordinated Debentures due 2001. There are no restrictions in the Indenture on the creation of additional Senior Indebtedness or other indebtedness. The Notes are structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries. At March 29, 1997, the Company's subsidiaries had other indebtedness and liabilities of approximately $89 million (excluding intercompany obligations). See "Description of Notes -- Subordination of Notes" and "Risk Factors."

             The Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Initial Purchasers have advised the Company that they are currently making a market in the Notes. The Initial Purchasers, however, are not obligated to do so and any such market making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. No assurance can be given that any market for the Notes will be maintained.

             The Notes and the Shares are being registered to permit public secondary trading of the Notes and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. For a description of certain income tax consequences to holders of the Notes, see "Certain Federal Income Tax Considerations." The Company has agreed, among other things, to bear all expenses in connection with this registration statement.

             The Company will not receive any of the proceeds from sales of Notes or the Shares by the Selling Securityholders. The Notes and the Shares may be offered from time to time by the Selling Securityholders (and their donees and pledgees) in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution." The Selling Securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes or Shares as principals, any profits received by such broker-dealers on the resale of the Notes or Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June   , 1997

                              AVAILABLE INFORMATION


             Data General is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") under File No. 1-7352. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048-1102 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of the above reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

             This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Notes and the Shares offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which are on file with the Commission, are incorporated in this Prospectus by reference and made a part hereof:

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 28, 1996;

                  (b) The Company's Quarterly Report on Form 10-Q for the quarter ended December 28, 1996;

                  (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997;

                  (d) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated November 7, 1973, as amended on February 28, 1985 and April 12, 1985; and

                  (e) The description of the Company's Preferred Stock Purchase Rights contained in its Registration Statement on Form 8-A dated October 15, 1986, as amended on June 9, 1988, as renewed and restated as of October 19, 1996 in the Rights Agreement filed as an exhibit to Form 8-A/A on June 27, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering being made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to such documents. Written or telephone requests for such copies should be directed to David P. Roy, Investor Relations, Data General Corporation, 4400 Computer Drive, Westboro, Massachusetts 01580; telephone number (508) 898-6544.

         AViiON, CLARiiON and DG/UX are registered trademarks, and NUMALiiNE and THiiN are trademarks of Data General Corporation. All other brand and product names appearing on this publication are trademarks or registered trademarks of their respective holders.

                                   THE COMPANY

         Data General designs, manufactures, markets and supports a family of open computer systems including servers and mass storage products. The Company's products provide solutions for high-performance customer applications such as database management, transaction processing, decision support, accounting and finance, healthcare information systems, telecommunications and video storage, manufacturing planning and control, human resources management and data warehousing. The Company focuses on providing enterprise-level solutions for businesses of all sizes, healthcare providers and government agencies, and has a worldwide sales, service and support network.

         The Company has two main product lines, AViiON(R) and CLARiiON(R), which accounted in the aggregate for approximately 89% of product revenues in the six-month period ended March 29, 1997. AViiON computers function as servers and multi-user systems for a wide variety of applications, providing solutions for businesses ranging from departments and small businesses to large commercial enterprises that need high availability systems to support large numbers of users, handle large volumes of transactions and support large databases. Approximately 40,000 AViiON systems have been shipped since 1989. The Company's CLARiiON mass storage devices support a wide range of open systems commuting platforms with a broad family of storage products ranging from disk arrays for the PC/local area network market to high-capacity, high-availability arrays for enterprise storage applications. CLARiiON mass storage disk arrays support the UNIX operating system, Windows NT Server, SCO UnixWare and OS/2, as well as Novell NetWare. CLARiiON products operate on a wide range of open systems computing platforms, including systems from IBM, Digital Equipment, Sun, Hewlett Packard, Sequent and Silicon Graphics.

         Data General was incorporated on April 15, 1968, under the laws of the State of Delaware. Unless the context otherwise requires, references in this Prospectus to "Data General" and the "Company" refer to Data General Corporation and its wholly owned subsidiaries. The Company's principal offices are located at 4400 Computer Drive, Westboro, Massachusetts 01580, and its telephone number is (508) 898-5000.

                                  RISK FACTORS

         This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected or contemplated in the forward-looking statements as a result of certain of the risk factors set forth below and incorporated by reference in this Prospectus. In addition to the other information contained and incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Notes or the Shares.

Changing Technologies

         To compete effectively in the server and mass storage markets, the Company must continue to introduce new products and features that address the needs and preferences of its target markets. The server and storage markets are characterized by short development cycles that are driven by rapidly changing technology as well as declining product prices. There can be no assurance that the Company will be able to continue to introduce new competitively priced products, that the market will be receptive to its products or features, or that competitors will not introduce advancements ahead of Data General. Furthermore, there can be no assurance that the Company will develop or have access to new competitive technology to permit it to introduce new products and features for its target markets. In addition, the Company must make strategic decisions from time to time as to which new technologies will result in products for sale to markets that will experience future growth, and must form and maintain strategic alliances for the design and marketing of its products. If the Company is
                                      -4-
not successful in continuing to introduce new products in the growing segments of the market or in forming and maintaining critical strategic relationships, there could be a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Suppliers

         Certain components and products that meet the Company's requirements are available only from a single supplier or a limited number of suppliers. Among those components are disk drives, microprocessors and certain proprietary integrated circuits. The rapid rate of technological change, and the necessity of developing and manufacturing products with short life-cycles may intensify these risks. The inability to obtain components and products as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments, which in turn could have a material adverse effect on the Company's business, financial condition and results of operations.

Indirect Channels of Distribution

         Substantially all of the Company's CLARiiON sales, and a significant portion of the Company's AViiON sales, are derived from reseller and OEM channels. A single CLARiiON OEM channel customer during fiscal 1996 accounted for approximately 15% of the Company's consolidated revenues. The Company's business, financial condition and results of operations could be adversely affected if this customer or any other material reseller or OEM were to substantially decrease its orders or terminate its relationship with the Company. Further, the utilization of indirect channels of distribution tends to limit the Company's ability to predict customer orders.

Concentrated Manufacturing Operations

         Over the last several years, the Company has consolidated its various manufacturing operations into three facilities. As a result of this consolidation, most of the Company's assembly, test and systems integration operations are performed at its Apex, North Carolina facility. The Company's ability to ship products and the Company's business, financial condition and results of operations could be adversely affected were the Apex facility not able to operate at required levels.

Capitalization of Software Development Costs

         The Company has made and continues to make significant investments in software development efforts. The amount of expenditures that qualify for capitalization under Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed" may vary from period to period as software projects progress through the development life-cycle. These variations could impact the Company's operating results in any given period. Unamortized software development costs were approximately $67 million at March 29, 1997. If technological developments or other factors were to jeopardize the realizability of such assets, the Company could be required to write off all or a substantial portion of such capitalized values, which would have a material adverse effect on the Company's results of operations for the period in which the write-off occurred.

Subordination

The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Notes due to an event of default, the assets of the Company would be available to pay obligations on the Notes only after all Senior Indebtedness had been paid in full, and there
                                       -5-
might not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes are structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries, and the incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. At March 29, 1997, the Company had approximately $28 million of outstanding Senior Indebtedness consisting of approximately $23 million of the Company's 8 3/8% Sinking Fund Debentures due 2002 and approximately $5 million of contingent reimbursement obligations under outstanding letters of credit. Subsequent to March 29, 1997, the Company retired the outstanding 8 3/8% Sinking Fund Debentures by using a portion of the proceeds of the sale of the Notes to the Initial Purchasers. At March 29, 1997, the Company's subsidiaries had other indebtedness and liabilities of approximately $89 million (excluding intercompany obligations). The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that it and its subsidiaries will from time to time incur other additional indebtedness and liabilities. See "Description of Notes -- Subordination of Notes" and "Use of Proceeds."

Limitations on Redemption of Notes

         Upon a Fundamental Change, each holder of Notes will have certain rights, at the holder's option, to require the Company to redeem all or a portion of such holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all Notes tendered. Any future credit agreements or other agreements (including those relating to Senior Indebtedness) may contain provisions restricting the purchase or redemption of the Notes. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing or redeeming Notes. In such case, the Company's failure to redeem tendered Notes would constitute an Event of Default under the Indenture, which might, in turn, constitute a default under the terms of agreements relating to other indebtedness that the company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. See "Description of Notes -- Redemption at Option of the Holder."

Absence of Public Market for the Notes and Restrictions on Resale

         The Notes are eligible for trading through the PORTAL market. Although the Initial Purchasers are currently making a market in the Notes, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity is subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance that any market for the Notes will be maintained. If an active market for the Notes fails to be sustained, the trading price of such Notes could be materially adversely affected. The Company does not intend to apply for listing of the Notes on any securities exchange.

Other Risks

         Without limitation of the foregoing, the Company makes further reference to those risks and cautions stated on Pages 9 through 11 of its Annual Report on Form 10-K for the fiscal year ended September 28, 1996, as filed with the Commission, which is incorporated herein by reference.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:

                                                                                               Six Months
                                                   Year Ended                                    Ended
                  ---------------------------------------------------------------------------------------
                  September 26,  September 25,  September 24,   September 30,   September 28,  March 29,
                      1992           1993           1994            1995            1996          1997



Ratio of
earnings to            (a)            (a)           (a)              (a)             2.3           3.2
fixed charges

(a) Income (loss) before income taxes, extraordinary items, and fixed charges as computed above were inadequate to cover fixed charges.


         The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest on all indebtedness, including amortization of original issue discount and issue costs related to outstanding long-term debt, and one-third of all rental expense (being deemed by management to be a reasonable approximation of the interest factor in rental expense).

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from sales of the Notes or the Shares by the Selling Securityholders.

                             SELLING SECURITYHOLDERS

         The Notes were originally acquired from the Company by the Initial Purchasers on May 21, 1997. The Initial Purchasers have advised the Company that the Initial Purchasers resold the Notes in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act). These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the Notes and/or Shares pursuant to this Prospectus.

         The Notes and the Shares are being registered pursuant to the Registration Rights Agreement, dated May 21, 1997, between the Company and the Initial Purchasers (the "Registration Rights Agreement") which provides that the Company file the Registration Statement with regard to the Notes and the Shares within 60 days of the date of original issuance of the Notes and keep such Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision. Although none of the Selling Securityholders has advised the Company that it currently intends to sell all or any of the Notes or Shares pursuant to this Prospectus, the Selling Securityholders may choose to sell the Notes and/or Shares from time to time upon notice to the Company. See "Plan of Distribution."

         Prior to any use of this Prospectus in connection with an offering of the Notes and/or Shares, this Prospectus will be supplemented to set forth the name and number of shares beneficially owned by the Selling Securityholder intending to sell such Notes and/or Shares and the number of Notes and/or Shares to be offered. The Prospectus Supplement will also disclose whether any Selling Securityholder selling in connection with such Prospectus Supplement has held any position or office with, been employed by or otherwise has had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the Prospectus Supplement.
                                      -7-

                              PLAN OF DISTRIBUTION

         The Notes and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses in connection with the registration and sale of the Notes and the Shares covered by this Prospectus.

         The Company will not receive any of the proceeds from the offering of Notes and the Shares by the Selling Securityholders. The Selling Securityholders (and their donees and pledgees) may sell all or a portion of the Notes and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Shares for whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Shares offered by them hereby will be the purchase price of such Notes or Shares less discounts and commissions, if any.

         The Notes and the Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

         The outstanding Common Stock is publicly traded on the New York Stock Exchange (the "Exchange"), and the Shares have been approved for listing upon official notice of issuance. The Initial Purchasers are making a market in the Notes; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. The Company does not intend to apply for listing of the Notes on any securities exchange. Accordingly, no assurance can be given as to the development or liquidity of any trading market that may develop for the Notes.

         The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealer, agents or underwriters and any profits realized by the Selling Securityholders on the resales of the Notes or the shares purchased by them may be deemed to be underwriting commissions or discount under the Securities Act.

         In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

         The Notes were originally sold by the Company to the Initial Purchasers in May 1997 in a private placement. The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Notes by the Initial Purchasers. The Registration Rights Agreement provides for the Company and the Selling Securityholders to indemnify each other against certain liabilities arising under the Securities Act.
                                      -8-

         The  Company  has  agreed  to  use  reasonable   efforts  to  keep  the
Registration Statement to which this Prospectus relates effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision. The Registration Rights Agreement provides that the Company may suspend the use of this Prospectus in connection with the sales of Notes and Shares by holders for a period not to exceed 30 days in any three-month period, or not to exceed an aggregate of 60 days in any 12-month period, under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company has agreed to pay predetermined liquidated damages to those Selling Securityholders who have requested to sell pursuant to the Registration Statement if the Registration Statement is not timely filed or if this Prospectus is unavailable for periods in excess of those permitted above. The Company has further agreed, if such failure to file or unavailability continues for an additional thirty-day period, to pay predetermined liquidated damages to all Selling Securityholders, whether or not such holder has requested to sell pursuant to the Registration Statement. Expenses of preparing and filing the Registration Statement and all post-effective amendments will be borne by the Company.


                              DESCRIPTION OF NOTES

         The Notes were issued under an indenture, dated as of May 21, 1997 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). Copies of the Indenture and Registration Rights Agreement are available from the Trustee upon request by a registered holder of the Notes. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement (which have been filed with the Commission as Exhibits 4.3, 4.2 and 4.4, respectively, to the Registration Statement of which this Prospectus is a part) do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of Notes which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference.

General

         The Notes represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Notes" and convertible into Common Stock as described under "Conversion of Notes." The Notes rank pari passu in right of payment with the Company's 7 3/4% Convertible Subordinated Debentures due 2001. The Notes are limited to $212,750,000 aggregate principal amount, are issuable only in denominations of $1,000 or any multiple thereof and will mature on May 15, 2004, unless earlier redeemed at the option of the Company or at the option of the holder upon a Fundamental Change (as defined below).

         The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness (as defined below under "Subordination of Notes") or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Redemption at Option of the Holder."

         The Notes bear interest at the annual rate of 6% from May 21, 1997, payable semi-annually on May 15 and November 15, commencing on November 15, 1997, to holders of record at the close of business on the preceding April 30 and October 31, respectively, except (i) that the interest payment upon redemption (unless the date of redemption is an interest payment date) will be payable to the person to whom principal is payable and (ii) as set forth in the next succeeding sentence. In the case of any Note (or portion thereof) which is converted into Common Stock of the Company during the period from (but excluding) a record date to (but excluding) the next succeeding interest payment date either (i) if such Note (or portion thereof) has been called for redemption on a redemption date which occurs during such period, or is to be redeemed in connection with a Fundamental Change on a Repurchase Date (as defined below) which occurs during such period, the Company shall not be required to pay interest on such interest payment date in respect of any such Note (or portion thereof) or (ii) if otherwise, any Note (or portion thereof) submitted for conversion during such period shall be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted (see "Conversion of Notes" below). Interest may, at the Company's option, be paid either (i) by check mailed to the address of the person entitled thereto as it appears in the Note register or (ii) by transfer to an account maintained by such person located in the United States; provided, however, that payments to The Depository Trust Company, New York, New York ("DTC") will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Form, Denomination and Registration

         The Notes are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

         Global Note, Book-Entry Form. The Notes offered hereby will be evidenced by a global Note (the "Registered Global Note"), which will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, the Registered Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         Purchasers of the Notes offered hereby may hold their interests in the Registered Global Note directly through DTC or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds.

         Persons who are not Participants may beneficially own interests in the Registered Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Registered Global Note, Cede for all purposes will be considered the sole holder of the Registered Global Note. Except as provided below, owners of beneficial interests in the Registered Global Note will not have certificates registered in their names, will not receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

         Payment of interest on and the redemption price of the Registered Global Note will be made to Cede, the nominee for DTC, as the registered owner of the Registered Global Note by wire transfer of immediately available funds on each interest payment date or the redemption date, as the case may be. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Registered Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption price of, the Registered Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Registered Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Registered Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

         Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Registered Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

         Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in the Registered Global Note are credited, and only in respect of the principal amount of the Notes represented by the Registered Global Note as to which such Participant or Participants has or have given such direction.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Registered Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Notes to be issued in definitive form in exchange for the Registered Global Note.

         Certificated Notes. Holders of Notes may request that certificated Notes be issued in exchange for Notes represented by the Registered Global Note. Furthermore, certificated Notes may be issued in exchange for Notes represented by the Registered Global Note if no successor is appointed by the Company as set forth above under "Global Note, Book-Entry Form."

Conversion of Notes

         The holders of Notes are entitled at any time after 90 days following the date of original issuance thereof through the close of business on the final maturity date of the Notes, subject to prior redemption, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price of $26.194. Except as described below, no payment or other adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If any Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the last business day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption unless the Company defaults in the payment of the redemption price. A Note in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

         The initial conversion price of $26.194 per share of Common Stock is subject to adjustment under formulae as set forth in the Indenture in certain events, including:

                  (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock;

                  (ii)  certain  subdivisions  and  combinations  of the  Common
         Stock;

                  (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock;

                  (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock), of evidences of indebtedness of the Company or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash);

                  (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75 percent of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company. If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash divided permitted to be excluded pursuant to this clause (v). If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

                  (vi) payment in respect of a tender offer or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined in the Indenture) per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

                  (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in this clause (vii) will only be made if the tender offer or exchange offer is for an amount which increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (vii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

           In the case of (i) any reclassification of the Common Stock, or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will generally be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

           In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring conversion price adjustments, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations" below.

           The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holder of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

           No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.
                                      -13-

Optional Redemption by the Company

           The Notes are not entitled to any sinking fund. At any time on or after May 18, 2000, the Notes will be redeemable at the Company's option on at least 30 days' notice as a whole or, from time to time, in part at the following prices (expressed as percentages of the principal amount), together with accrued interest to and including the date fixed for redemption:

        If redeemed during the period beginning May 18, 2000 and ending on May 14, 2001 at a redemption price of 103.429%, and if redeemed during the 12-month period beginning May 15:


                                                                     Redemption
          Year                                                          Price
          ----                                                       ----------
          2001..................................................       102.571%

          2002..................................................       101.714

          2003..................................................       100.857


and 100% at May 15, 2004; provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Notes being redeemed.

           If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be of the portion selected for redemption.


Redemption at Option of the Holder

           If a Fundamental Change (as defined below) occurs at any time prior to May 15, 2004, each holder of Notes shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Notes on the date (the "Repurchase Date") that is 30 days after the date of the Company's notice of such Fundamental Change. The Notes will be redeemable in multiples of $1,000 principal amount.

           The Company shall redeem such Notes at a price (expressed as a percentage of the principal amount) equal to (i) 106.000% if the Repurchase Date is before May 15, 1998, (ii) 105.143% if the Repurchase Date is during the 12-month period beginning May 15, 1998, (iii) 104.286% if the Repurchase Date is during the period beginning May 15, 1999 and ending on May 17, 2000 and (iv) thereafter at the redemption price set forth under "Optional Redemption by the Company" which would be applicable to a redemption at the option of the Company on the Repurchase Date; provided that, if the Applicable Price (as defined) is less than the Reference Market Price (as defined), the Company shall redeem such Notes at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Notes to, but excluding, the Repurchase Date; provided that, if such Repurchase Date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the Notes on the relevant record date.

           The Company is required to mail to all holders of record of the Notes a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company is also required to deliver the Trustee a copy of such notice. To exercise the redemption right, a holder of Notes must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change (the "Fundamental Change Expiration Time"), written notice of the holder's exercise of such right, together with the Notes to be so redeemed, duly endorsed for transfer, to the Company (or an agent designated by the Company for such purpose). Payment for Notes surrendered for redemption (and not withdrawn) prior to the Fundamental Change Expiration Time will be made promptly following the Repurchase Date.

           The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration which is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten trading days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is not such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall initially mean $13.75 and in the event of any adjustment to the conversion price described above pursuant to the provisions of the Indenture the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $13.75 to the conversion price (without regard to any adjustment thereto).

           The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the redemption rights of Note holders in the event of a Fundamental Change. The redemption rights of the holders of Notes could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

           The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Fundamental Change, but that would increase the amount of Senior Indebtedness outstanding at such time. Further, payment of the Fundamental Change redemption price on the Notes may be subordinated to the prior payment of Senior Indebtedness as described under "Subordination of Notes" below. There are no restrictions in the Indenture on the creation of additional Senior Indebtedness or other indebtedness. Under certain circumstances, the incurrence of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the Fundamental Change redemption price for all Notes tendered by the holders thereof. A default by the Company on its obligations to pay the Fundamental Change redemption price could result in acceleration of the payment of other indebtedness of the Company at the time outstanding pursuant to cross-default provisions.

Subordination of Notes

           The Indebtedness evidenced by the Notes is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior
Indebtedness and is pari passu in right of payment with the Company's 7 3/4% Convertible Subordinated Debentures due 2001. The Notes also are effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined in the Indenture), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture requires the Company to promptly notify holders of Senior Indebtedness if payment of the Notes in accelerated because of an Event of Default.

           The Company also may not make any payment upon or in respect of the Notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. During any period of payment blockage, any payment that otherwise would have been made during such period will accrue interest, to the extent legally permissible, at the annual rate set forth on the cover page hereof from the date on which such payment was required under the terms of the Indenture until the date of payment. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage Notice.

           By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

           The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, cost, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined below) of the Company, whether outstanding on the date of this Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is pari passu with or junior to the Notes. Notwithstanding the foregoing, the term Senior Indebtedness does not include the Company's 7 3/4% Convertible Subordinated Debentures due 2001 and any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company.

           The term "Indebtedness" means, with respect to any Person (as defined in the Indenture), and without duplication:


                  (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or service),

                  (b)  all  reimbursement   obligations  and  other  liabilities
         (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances,

                  (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person in contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property,

                  (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

                  (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) or such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d),

                  (f) any indebtedness or other obligations described in clauses
         (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person, and

                  (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through
         (f).

           The term "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

           At March 29, 1997, the Company had approximately $28 million of outstanding Senior Indebtedness consisting of approximately $23 million of the Company's 8 3/8% Sinking Fund Debentures due 2002 and approximately $5 million of contingent reimbursement obligations under outstanding letters of credit. Subsequent to March 29, 1997, the Company retired the outstanding 8 3/8% Sinking Fund Debentures by using a portion of the proceeds of the sale of the Notes to the Initial Purchasers. At March 29, 1997, the Company's subsidiaries had other indebtedness and liabilities of approximately $89 million (excluding intercompany obligations). The Indenture will not limit the amount of additional Indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness or liabilities which any subsidiary can create, incur, assume or guarantee.

           In the event that, notwithstanding the foregoing, the Trustee or any holder of the Notes receives any payment or distribution of assets of the Company or any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

           The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments generally are senior to those of holders of the Notes in respect of all funds collected or held by the Trustee.


Events of Default; Notice and Waiver

           An Event of Default is defined in the Indenture as being: default in payment of the principal of or premium, if any, on the Notes; default for 30 days in payment of any installment of interest on the Notes; default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal of, premium, if any, or interest with respect to the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

           The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and accrued interest on the Notes to be due and payable immediately. In the case of certain events of bankruptcy or insolvency, the principal of, premium, if any, and interest on the Notes shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the nonpayment of principal of, premium, if any, and interest on any of the Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding.

           The holders of a majority in principal amount of the Notes then outstanding have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.


Modification of the Indenture

           The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption or repurchase thereof, change the obligation of the Company to repurchase any Note upon the happening of any Fundamental Change in a manner adverse to holders of Notes, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes in any material respect, without the consent of each holder of a Note so affected, or (ii) reduce the aforesaid percentage of Notes whose holders are required to consent to any such supplemental indenture, without the consent of the holders of all of the Notes then outstanding. The Indenture also provides for certain modifications of its terms without the consent of holders of the Notes.


Registration Rights of the Noteholders

           Pursuant to the Registration Rights Agreement, the Company has filed with the Commission the Registration Statement, of which this Prospectus forms a part, covering resales by holders of the Notes and the Common Stock issuable upon conversion of the Notes within 60 days after the latest date of original issuance of the Notes. The Company has agreed to use reasonable efforts to keep the Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered thereunder and
(ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act, or any successor provision. The Company will be permitted to suspend the use of this Prospectus for a period not to exceed 30 days in any three-month period, or not to exceed an aggregate of 60 days in any 12-month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company has agreed to pay predetermined liquidated damages to those Selling Securityholders who have requested to sell pursuant to the Registration Statement if the Registration Statement is not timely filed or if this Prospectus is unavailable for periods in excess of those permitted above. The Company has further agreed, if such failure to file or unavailability continues for an additional thirty-day period, to pay predetermined liquidated damages to all Selling Securityholders, whether or not such holder has requested to sell pursuant to the Registration Statement. A Selling Securityholder who sells the Notes or the Shares pursuant to the Registration Statement generally will be required to be named as a selling stockholder in the Prospectus, deliver the Prospectus to purchasers and be bound by those provisions of the Registration Rights Agreement (the "Registration Rights Agreement") which are applicable to the Selling Securityholders (including indemnification provisions). The Company will pay all expenses of the Registration Statement, provide to each Selling Securityholder copies of this Prospectus, notify each Selling Securityholder when the Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Notes or the Common Stock.

Information Concerning the Trustee

           The Bank of New York, as the Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Notes.


                          DESCRIPTION OF CAPITAL STOCK

           The Company is authorized to issue 100,000,000 shares of Common Stock, $.01 par value, and, 1,000,000 shares of Preferred Stock, $.01 par value. The following brief description of the capital stock of the Company is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended, copies of which are on file with the Commission and the New York Stock Exchange.


Description of Common Stock

           The Company had outstanding on May 13, 1997, 40,659,397 shares of Common Stock. All issued and outstanding shares of Data General Common Stock are fully paid and nonassessable. Each holder of Common Stock is entitled to one vote per share. Subject to the rights of the holders of outstanding Preferred Stock, if any, in the event of any liquidation, dissolution, or winding up, the holders of Common Stock will be entitled to share ratably in the assets available for distribution after payment of liabilities. The holders of Common Stock have equal rights, share for share, to receive dividends when declared by the Board of Directors out of funds legally available therefor. No cash dividends have been paid to stockholders of Data General to date. No holder of Common Stock has any preemptive right to subscribe for any securities of the Company. The shares of Common Stock do not have cumulative voting rights.

           The Company's Restated Certificate of Incorporation requires the approval of at least two-thirds of the outstanding shares of the Company's voting securities held by stockholders other than a holder of 20% or more of the voting securities ("Acquiring Person") as a condition to mergers or other business combinations involving the Company and the Acquiring Person unless certain minimum price form of consideration and procedural requirements are met or a majority of the Continuing Directors ("Continuing Directors" being defined as a director who was a member of the Board of Directors on December 17, 1984, together with each director who was a member of the Board of Directors immediately prior to the time that the Acquiring Person became a 20% stockholder, and any successor or nominee nominated or approved by a majority vote of the then Continuing Directors) approved the transaction.

           The Transfer Agent and Registrar for the Common Stock is The Bank of New York.

           The Common Stock is listed on the New York Stock Exchange and the London Stock Exchange.

Description of Preferred Stock

           The Board of Directors has authority to issue preferred stock from time to time without stockholder approval, in one or more series. The Board of Directors has created a series of preferred stock in connection with the Company's Stockholders' Rights Plan described below. The Board of Directors is authorized with respect to any series of preferred stock to fix the designation, the number of shares, the voting powers, the conditions of the conversion privilege, if any, the terms and conditions of the redemption rights, if any, the rights upon liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up, the dividend rate and whether dividends shall be cumulative, and any other powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of such series. These terms could adversely affect the interests of the holders of the Common Stock. The authority of the Board of Directors to issue preferred stock without further stockholder approval could be exercised in a manner that might have the effect of delaying, deferring or preventing a change of control of the Company.

Description of Rights Attached to Common Stock

           Pursuant to the Company's Stockholders' Rights Plan, each share of the Company's Common Stock now outstanding, or issued prior to the separation referred to below, has attached to it one Right to Purchase Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (a "Right"). No separate certificates have been distributed with respect to the Rights, and the Rights are not now exercisable. Ten days following certain events involving the acquisition of, or attempts to acquire, 20% or more of the Company's Common Stock or a determination that an "adverse person" has purchased 15% or more of the Common Stock, the Rights would separate from the Common Stock and, if not redeemed by the Company, would become exercisable upon the occurrence of certain further events. Notes converted prior to such separation will receive one Right for each share of Common Stock received upon such conversion; however, Notes converted after such separation will not receive Rights. Each full Right, if it became exercisable, would entitle the holder to purchase one hundredth of a share of the Company Series A Junior Participating Preferred Stock for a purchase price of $100. The Rights also entitle holders to purchase shares of the Company's or an acquiror's common stock at one-half of market value under circumstances which include certain transactions by or with a potential acquiror, including "adverse persons," mergers and certain assets sales. The Rights may be redeemed by the Company under certain circumstances at a redemption price of $.01. The Rights will expire on October 19, 2001 unless previously redeemed. The Rights have certain anti-takeover effects, and may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors.

           The rights are governed by the terms of the Rights Agreement dated as of October 3, 1986, Renewed and Restated as of October 19, 1996, between the Company and The Bank of New York, as Rights Agent, a copy of which is filed as an exhibit to the form 8-A/A filed with the Commission by the Company on June 27, 1996, which exhibit is incorporated herein by reference. The foregoing summary of the Stockholders' Rights Plan incorporates by reference the applicable sections and paragraphs of the Rights Agreement and is qualified in its entirety by such reference.

Description of 8 3/8% Sinking Fund Debentures due 2002

           At March 29, 1997, the Company had outstanding approximately $23 million aggregate principal amount of its 8 3/8% Sinking Fund Debentures due 2002. Subsequent to March 29, 1997, the Company retired the 8 3/8% Sinking Fund Debentures using a portion of the proceeds form the sale of the Notes to the Initial Purchasers.

Description of 7 3/4% Convertible Subordinated Debentures due 2001

           The Company has outstanding $125,000,000 principal amount of its 7 3/4% Convertible Subordinated Debentures due 2001 (the "1991 Debentures"). Interest on the 1991 Debentures is payable semi-annually on June 1 and December
1. The 1991 Debentures may be redeemed in whole or in part at the option of the Company at any time, at a price, expressed as a percentage of the principal amount, equal to 103.875% as of June 1, 1996 and declining to 100% on June 1, 2001, plus accrued interest thereon, and may be redeemed at the option of the holder if there is a Fundamental Change (as defined in the indenture under which the 1991 Debentures were issued) in the Company's operations. The 1991 Debentures are convertible into Common Stock at the option of the holer, at any time prior to redemption or repurchase, at a conversion price of $19.20 per share, subject to adjustment for certain events. The 1991

Debentures are subordinated to all Senior Indebtedness (as defined in the indenture). The indenture does not contain any financial covenants or any restrictions on the payment of dividends or the repurchase of the Company's securities.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

           The following general discussion summarizes certain of the material United States federal income tax consequences attribute to the acquisition, ownership and disposition of Notes. The summary is based on the Internal Revenue code of 1986, as amended (the "Code"), Treasury regulations, court decisions and Internal Revenue Service ("Service") rulings now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not deal with all aspects of United States federal income taxation, nor with the particular United States federal income tax consequences that result from the tax status or particular circumstances of holders subject to special tax rule, such as banks, insurance companies, regulated investment companies, real estate investment trusts, brokers and dealers in securities or currencies, persons that hold Notes as a position in a "straddle," as part of a "hedge," as part of a "conversion" transaction or as part of any other integrated investment, persons that have a functional currency other than the U.S. dollar, personal holding companies, corporations subject to the alternative minimum tax, tax-exempt entities and investors in pass-through entities. This summary deals only with Notes held as "capital assets" as defined in section 1221 of the Code. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws.

           The following discussion is limited to the United States federal income tax consequences relevant to a holder that is a "U.S. Holder." A U.S. Holder is a holder of Notes who is a citizen or resident of the United States for federal income tax purposes, or which is a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof, an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. fiduciaries have the authority to control all the substantial decisions of the trust.

           Prospective purchasers are advised to consult their own tax advisors regarding the tax consequences of acquiring, holding or disposing of Notes in light of their personal investment circumstances, and the consequences to them under state, local and foreign tax laws.

           Stated Interest

           The stated interest on a Note will be taxable to a holder as ordinary interest income either at the time it accrues or is received depending upon such holders' method of accounting for federal income tax purposes.

           Redemption or Sale of Notes

           Generally a holder will recognize taxable gain or loss upon the redemption, sale or other disposition of Notes equal to the difference between
(i) the amount of cash and the fair market value of any other property received and (ii) such holder's tax basis in the Notes. To the extent that the amount received is attributable to accrued but unpaid interest, however, that amount will be taxed as ordinary income. A holder's tax basis in the notes generally will be the price such holder paid for the Notes, increased by the amount of any market discount previously taken into income by the holder, and reduced (but not below zero) by the amount of any bond premium amortized by the holder. See "Notes Purchased At A Market Discount" and "Notes Purchased At A Premium", below. Gain or loss on the disposition of Notes generally will be capital gain or loss and generally will be long-term capital gain or loss if the Notes have been held for more than one year at the time of disposition. Subject to certain
                                      -22-
limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

           Conversion of Notes Into Common Stock

           No gain or loss will be recognized upon conversion of Notes into Common Stock, except with respect to any cash paid in lieu of fractional shares of Common Stock. The tax basis of the Common Stock received upon conversion will be equal to the tax basis of the Notes converted, less any portion thereof allocable to a fractional share for which cash is received. The holding period of the Common Stock received upon conversion will include the holding period of the Notes converted. Under the current ruling policy of the Service, cash received in lieu of a fractional share of Common Stock should generally be treated as payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of a fractional share generally will be capital gain or loss and will equal the difference between the amount of cash received and the amount of tax basis allocable to the fraction share.

           Adjustment of Conversion Price

           The conversion price of the Notes is subject to adjustment under certain circumstances. Section 305 of the Code treats as a distribution taxable as a dividend (to the extent of the Company's current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock or convertible securities. Under Treasury regulations, an adjustment may, under certain circumstances, be treated as a constructive dividend. Generally, a holder's tax basis in a Note will be increased by the amount of any such constructive dividend. Similarly, a failure to adjust the conversion price of the Notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to holders of Common Stock.

           Dividends on the Common Stock

           Dividends paid on the Common Stock generally will be includible in the income of a holder as ordinary income to the extent of the Company's current or accumulated earnings and profits. Subject to certain limitations, a corporate taxpayer holding Common Stock that receives dividends thereon generally will be eligible for a dividends-received deduction equal to 70 percent of the dividends received. Under legislation proposed as part of the Clinton administration's fiscal year 1998 budget proposal, the 70-percent dividends-received deduction would be reduced to 50 percent for dividends paid or accrued more than 30 days after the date of enactment of the legislation.

           Sale, Exchange or Redemption of Common Stock

           Upon the sale, exchange or redemption of shares of Common Stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption and (ii) such holder's adjusted basis in the Common Stock. Subject to the market discount rules discussed below, such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the Common Stock was more than one year at the time of sale, exchange or redemption.

           Notes Purchased at a Market Discount

           Subject to a de minimis exception, a holder of a Note acquired at a market discount generally will be required to treat as ordinary income any gain recognized on the disposition of the Note to the extent of the accrued market discount on the Note at the time of disposition. For this purpose, the market discount on a Note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the Note immediately after its acquisition exceeds the holder's tax basis in the Note. In general, market discount on a Note will be treated as accruing on a ratable basis over the term of the Note or, at the election of the holder, under a constant yield method. A holder of a Note acquired at a market discount may also be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the Note is disposed of in a taxable transaction. The foregoing rules will not apply if the holder elects to include accrued market discount in income currently. If a holder acquires a Note at a market discount and receives Common Stock upon conversion of the note, the amount of accrued market discount with respect to the Note through the date of the conversion should be treated, under regulations to be issued by the Treasury Department, as ordinary income on the disposition of the Common Stock.

           Notes Purchased at a Premium

           A holder that purchases a Note for an amount in excess of its principal amount may be entitled to elect to treat a portion of such excess as "amortizable bond premium," which will reduce the amount required to be included in the holder's income each year as interest on the Note by the amount of such premium allocable to that year based on the Note's yield to maturity. However, under proposed Treasury Regulations, the present value of the conversion feature of the Notes would be subtracted from the cost of the Note in determining the amount of any amortizable bond premium. An election to amortize bond premium would apply to all debt instruments held by the holder at the beginning of the taxable year to which the election applies or thereafter acquired by the holder.

           Backup Withholding

           Under the backup withholding provisions of the Code and applicable Treasury regulations, a holder of Notes or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends or interest paid on, or the proceeds of a sale, exchange or redemption of, Notes or Common Stock. These backup withholding rules will apply if the holder, among other things, (i) fails to furnish its taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails to properly report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement signed under penalties of perjury that the TIN furnished is the correct number and that such holder is not subject to backup withholding. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund provided the required information is furnished to the Service.

                                  LEGAL MATTERS

           The validity of the issuance of the Notes and the Shares offered hereby has been passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York. Carl E. Kaplan, Secretary of the Company, is a partner in Fulbright & Jaworski L.L.P., and Frederick R. Adler, a Director and Chairman of the Executive Committee of the Board of Directors of the Company, is of counsel to Fulbright & Jaworski L.L.P. Messrs. Kaplan and Adler and certain other partners of Fulbright & Jaworski L.L.P. beneficially owned an aggregate of 418,981 shares of Common Stock of the Company as of May 12, 1997.

                                     EXPERTS

           The consolidated financial statements at September 28, 1996 and September 30, 1995 and for each of the three years in the period ended September 28, 1996 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 28, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================


   No dealer, salesperson or
other person has been authorized
by the Company or any Selling Securityholder
to give any information or to make any
representations  other than those
contained or incorporated  by
reference in this  Prospectus in
connection  with the offer made by
this Prospectus  and, if given or
made,  such  information or                       DATA GENERAL CORPORATION
or  representation  must not be
relied upon as having been authorized.
Neither  the  delivery  of  this
Prospectus  nor any sale made
hereunder  shall under any circumstances         $212,750,000 Principal Amount
create an implication  that there               of 6% Convertible Subordinated
has been no  change  in the  affairs
of the  Company since the date hereof.                   Notes due 2004
This  Prospectus  does not constitute
an offer or  solicitation by anyone in                  8,122,089 Shares,
any state in which  such  offer  or                      of Common Stock
solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                  _________________

                  TABLE OF CONTENTS
                                                          _____________________

                                                                PROSPECTUS
                                                          _____________________
                                               Page
Available Information..........................  2
Incorporation of Certain Documents by
  Reference....................................  2
The Company....................................  4                    ,1997
Risk Factors...................................  4
Ratio of Earnings to Fixed Charges.............  7
Use of Proceeds................................  7
Selling Securityholders........................  7
Plan of Distribution...........................  8
Description of Notes...........................  9      ______________________
Description of Capital Stock................... 20
Certain Federal Income Tax Considerations...... 22
Legal Matters ................................. 24
Experts........................................ 24 ____________________________




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

           The following table sets forth the Company's estimates (other than the Securities and Exchange Commission registration fee and the New York Stock Exchange additional listing fee) of the expenses in connection with the issuance and distribution of Notes and the Shares being registered:

Securities and Exchange Commission registration fee..........      $    64,470
New York Stock Exchange additional listing fee...............      $     1,500
Printing and engraving expenses..............................      $     3,000
Legal fees and expenses......................................      $    15,000
Accounting fees and expenses.................................      $     5,000
Transfer agent and registrar fees............................      $     5,000
Miscellaneous expenses.......................................      $     3,000
                                                                   -----------
         Total...............................................      $    96,970
                                                                   ===========

Item 15.  Indemnification of Directors and Officers.

           Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Article TENTH of the Company's Restated Certificate of Incorporation and Article VI of the Company's By-Laws contain provisions for the indemnification of directors, officers and employees within the limitations permitted by Section 145. The Company has also entered into indemnification agreements with its directors and officers based on the indemnification provisions in Section 145.

           The Company carries a directors' and officers' liability insurance policy which provides for payment of certain liability claims and the related expenses of the Company's directors and officers in connection with threatened, pending, or completed actions, suits or proceedings against them in their capacities as directors and officers, in accordance with the Company's By-laws and the General Corporation Law of Delaware.


Item 16.  Exhibits.
                                    EXHIBITS

4.1      Form of Common Stock certificate (1)

4.2 Indenture, dated as of May 21, 1997, between the Company and The Bank of New York.

4.3      Form of Note (included in Exhibit 4.2)

4.4 Registration Rights Agreement dated as of May 15, 1997 by and among the Company, Morgan Stanley & Co. Incorporated and Dillon, Read & Co. Inc.

5. Opinion of Fulbright & Jaworski L.L.P. with respect to the legality of the securities being registered.

12.      Statement re: calculation of ratio of earnings to fixed charges

23.1     Consent of independent accountants.

23.2 Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5 to this Registration Statement).

24.      Power of Attorney (included on signature page).

25.      Statement of Eligibility of the Trustee on Form T-1
---------------------------------
(1) Filed as Exhibit 4 to the Company's Registration Statement on Form S-1 (No. 2-34320) and incorporated herein by reference.


Item 17.  Undertakings.

        (a)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                Statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, in Westboro, Massachusetts on the day of June 27,1997.

                                         DATA GENERAL CORPORATION


                                         By:   /s/ Ronald L. Skates
                                             ----------------------------
                                                  Ronald L. Skates
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald L. Skates and Robert C. McBride, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

               Signature                       Title                   Date
/s/Ronald L. Skates
-------------------------------   President and Chief Executive    June 27, 1997
Ronald L. Skates                  Officer; Director

/s/Frederick R. Adler
-------------------------------   Chairman of Executive Committee  June 27, 1997
Frederick R. Adler                of Board of Directors; Director

/s/Arthur W. DeMelle
-------------------------------   Senior Vice President; Chief     June 27, 1997
Arthur W. DeMelle                 Financial Officer; Chief
                                  Accounting Officer
/s/Ferdinand Colloredo-Mansfeld
-------------------------------   Director                         June 27, 1997
Ferdinand Colloredo-Mansfeld

/s/Donald H. Trautlein
-------------------------------   Director                         June 27, 1997
Donald H. Trautlein

/s/Richard L. Tucker
-------------------------------   Director                         June 27, 1997
Richard L. Tucker

/s/W. Nicholas Thorndike
-------------------------------   Director                         June 27, 1997
W. Nicholas Thorndike

                                  EXHIBIT INDEX

Exhibit
Number            Exhibit
-------           -------
4.1               Form of Common Stock certificate (1)

4.2 Indenture, dated as of May 21, 1997, between the Company and The Bank of New York.

4.3               Form of Note (included in Exhibit 4.2)

4.4 Registration Rights Agreement dated as of May 15, 1997 by and among the Company, Morgan Stanley & Co. Incorporated and Dillon, Read & Co. Inc.

5. Opinion of Fulbright & Jaworski L.L.P. with respect to the legality of the securities being registered.

12. Statement re: calculation of ratio of earnings to fixed charges

23.1              Consent of independent accountants.

23.2 Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5 to this Registration Statement).

24.               Power of Attorney (included on signature page).

25.               Statement of Eligibility of the Trustee on Form T-1







---------------------------------
(1) Filed as Exhibit 4 to the Company's Registration Statement on Form S-1 (No. 2-34320) and incorporated herein by reference.